Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) is made November 3, 2004, between Robert W. Cunningham (“Executive”) and Swift Transportation Co., Inc. (the “Company”), a Nevada corporation.

RECITAL

     The Company desires to employ Executive in the capacities and on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

AGREEMENT

     The parties agree as follows:

     1. Duties.

          (a) The Company does hereby hire, engage, and employ Executive in the following capacities: (i) from November 3, 2004 (“Effective Date”) through the Transition Date (as defined below) as President and Chief Operating Officer and (ii) after the Transition Date, as Chief Executive Officer. Executive does hereby accept and agree to such hiring, engagement, and employment. Executive shall serve the Company in such positions in conformity with the provisions of this Agreement, directives of the Board of Directors of the Company (the “Board”), and the corporate policies of the Company as they presently exist and as such policies may be amended, modified, changed, or adopted from time to time. Executive will be elected to the Board at the soonest practicable date, and, subject to the recommendations of the Company’s nominating and governance committees and shareholder vote, shall continue to serve on the Board during his employment hereunder. Executive shall not receive additional compensation for such Board service.

          (b) Throughout his employment, Executive shall devote his time, energy, and skill to the performance of his duties for the Company, vacations and other leave authorized under this Agreement and the Company’s policies excepted. During his employment hereunder, Executive shall not serve on the board of any other publicly traded company without first receiving the written consent of the Board. The foregoing notwithstanding, it is understood and agreed that Executive may (i) prior to the disposition thereof, devote such time and attention as may be reasonably required in connection with the sale of the stock or assets of Cunningham Commercial Vehicles, Ltd. (the “Existing Business”) and the operation of such Existing Business pending sale, (ii) own for investment purposes 5% or less of any class of publicly traded equity securities of any entity, provided that Executive is not employed by, engaged as a consultant or otherwise participating in the management, operation or control of such person or entity (other than the Company), and (iii) devote such time and attention as may be reasonably required in connection with his investment in or his participation in the management, operation or control of any person or entity controlled by Executive and/or members of Executive’s immediate family and his and their lineal descendents for family financial or estate planning purposes, provided that such activities otherwise permitted under this clause (iii) do not materially interfere with the performance of Executive’s duties hereunder.

     2. Term. The initial term of this Agreement shall commence on the Effective Date and shall terminate on the five-year anniversary of the Effective Date. If Executive’s employment with the Company is not terminated pursuant to either Section 6 or Section 7 before the end of the initial term or any renewal term of this Agreement, then Executive’s employment with the Company shall be automatically renewed for an additional one year term unless either Executive or the Company elects not to renew such employment for such additional one year by giving written notice of nonrenewal to the other party at least ninety (90) days before the expiration of the initial term or the then current renewal term, as the case may be.

     3. Compensation.

          (a) Salary. Commencing on the Effective Date and through the Sale Date (as defined below), Executive’s salary shall be $400,000 annually. After the Sale Date, Executive’s salary shall be increased to $800,000 annually. After Executive is promoted to the office of Chief Executive Officer of the Company, Executive’s salary shall be increased to an amount that Executive and the Company shall agree upon. Executive’s salary thereafter shall be reviewed at least annually by the Board and may be increased by the Board after any such review. Executive’s salary shall be paid in accordance with the Company’s regular payroll practices, but not less than bi-monthly, and shall be subject to applicable withholding and other deductions of general application. For purposes of this Agreement, “Sale Date” shall mean the earlier to occur of (i) the date that the entire Existing Business is sold or (ii) the date that Executive provides written notice to the Company of his undertaking to perform his duties hereunder on a full time basis in accordance with the terms hereof.

          (b) Bonus. Executive will not be entitled to bonus compensation.

          (c) Equity-Based Compensation. Executive shall receive 500,000 shares of nonqualified stock options at fair market value on the Effective Date. On an annual basis thereafter, Executive also shall be eligible to receive up to an additional 50,000 shares of nonqualified stock options at fair market value as of the date of grant in accordance with the Company’s option granting processes and procedures then applicable to senior executives of the Company. All of such options shall have a five (5) year vesting period, with one-fifth (1/5) of such options vesting on the one year anniversary of the date granted and one-fifth (1/5) on each anniversary date thereafter until fully vested. In addition, in accordance with the terms of Sections 6 and 7 of this Agreement, all such options shall be one hundred percent (100%) vested upon either (i) the Company’s termination of Executive’s employment with Company other than for Cause, or (ii) Executive’s termination of Executive’s employment with Company for Good Reason. All of such options otherwise shall be granted under and subject to the Swift Transportation Co., Inc. 2003 Stock Incentive Plan effective May 22, 2003, except (i) the vesting schedule shall be as provided above, and (ii) the purchase price may be paid through the delivery of common stock of the Company held for longer than six (6) months, at Executive’s sole discretion; and (iii) the term cause shall have the same meaning as provided in this Agreement; and (iv) Executive shall have a period of thirty (30) days after termination of his Employment by the Company for Cause in which to exercise any of his options, and (v) the Company shall have no right to repurchase any of such shares from Executive upon the termination of his employment with the Company for any reason, and (vi) all shares issued to Executive upon the exercise of any such options and the payment of the purchase price therefore shall be registered shares under the Securities Act of 1933 and all applicable state’s securities laws and subject to the restrictions of Rule 144 (it being understood and agreed that the Company shall have to obligation hereunder to provide for any resale registration with respect to such shares).

     4. Benefits.

          (a) Health, Welfare And Pension. Executive shall be entitled to participate, on the same terms and at the same level as other senior executives, in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally available to other executives or employees of the Company as in effect from time to time, subject to any legally required restrictions specified in such plans and programs. Without limiting the generality of the foregoing, during Executive’s employment, the Company shall provide and maintain, at the Company’s sole cost and expense, term life insurance insuring Executive’s life and for Executive in a face amount of $5,000,000, subject to all necessary medical information and qualifying tests as are required by the insurance provider in order to secure such coverage. Executive shall have the sole right to designate the beneficiary or beneficiaries of such policy. Upon the termination of Executive’s employment with the Company for any reason, the Company shall assign the ownership of such policy to Executive without any payment by Executive for such assignment; provided, however, that Executive shall be solely responsible for the payment of any premiums due from and after the date of such termination.

          (b) Vacation And Other Leave. Executive shall receive five (5) weeks paid vacation per year. Such vacation shall be scheduled and taken in accordance with the Company’s standard vacation policies applicable to Company executives. Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

          (c) Expense Reimbursements. During Executive’s employment, the Company shall, pursuant to the Company’s expense reimbursement policies, promptly reimburse Executive for reasonable expenses incurred in connection with performance of his duties for the Company.

     5. Death or Disability.

          (a) Definition Of Permanently Disabled And Permanent Disability. For purposes of this Agreement, the terms “Disabled” or “Disability” shall mean Executive’s inability, because of physical or mental illness or injury, to perform the essential functions of his customary duties pursuant to this Agreement, even with a reasonable accommodation, and the continuation of such disabled condition for a period of one hundred twenty (120) continuous days, or for not less than two hundred ten (210) days during any continuous twenty-four (24) month period.

          (b) Termination Due To Death Or Disability. If Executive dies, Executive’s employment shall automatically cease and terminate as of the date of Executive’s death. If Executive becomes Disabled during his employment, the Company may thereafter terminate Executive’s employment upon fifteen (15) days written notice to Executive. In the event of the termination of employment hereunder due to Executive’s death or Disability, the Company shall pay to Executive or his estate:

               (i) a lump sum cash payment, payable on the termination of Executive’s employment, equal to the sum of any accrued but unpaid salary as of the date of Executive’s termination of employment hereunder (“Accrued Salary”); and

               (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company.

     6. Termination by the Company.

          (a) Termination For Cause. The Company may, by providing written notice to Executive indicating the principal reasons therefor, terminate Executive’s employment hereunder for Cause at any time. The term “Cause” shall mean:

               (i) Executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony; or

               (ii) fraudulent conduct by Executive in connection with the business affairs of the Company; or

               (iii) theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or

               (iv) Executive’s bad faith refusal to (a) perform the duties of his position, or (b) follow the lawful orders of the Board of Directors; or

               (v) Executive’s willful misconduct, which has, or would if generally known, materially adversely affect the good will, business, or reputation of the Company.

          If Executive’s employment is terminated for Cause, the termination shall take effect on the effective date of written notice of such termination to Executive and Executive shall be entitled to receive: (i) payment of Accrued Salary on the effective date of Executive’s termination; and (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company; provided, however, that Executive may elect to continue his existing health and medical insurance coverage, at the sole cost and expense of Executive, for the remainder of the then current term plus an additional twenty-four (24) months.

          If the Company attempts to terminate Executive’s employment pursuant to this Section 6(a) and it is ultimately determined that the Company lacked Cause, the provisions of Section 6(b) (“Termination by the Company-Termination Without Cause”) shall apply and Executive shall be entitled to receive the payments called for by Section 6(b) (“Termination by the Company-Termination Without Cause”).

          (b) Termination Without Cause. The Company may, with or without reason, terminate Executive’s employment hereunder without Cause at any time by providing Executive thirty (30) days written notice of such termination. In the event of the termination of Executive’s employment hereunder by the Company without Cause (other than due to Executive’s death or Disability), the Company shall pay to Executive:

               (i) the Accrued Salary on the effective date of Executive’s termination; and

               (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company; and

               (iii) continuation of Executive’s health and medical insurance coverage at the Company’s sole cost and expense for the remainder of the then current term plus an additional twenty-four (24) months; and

               (iv) continued payment of Executive’s then current salary, in the Company’s normal payroll cycle for the greater of twenty-four (24) months or the remainder of the then current term; and

               (v) full vesting of any unvested or partially vested equity-based compensation granted to Executive.

     If Executive’s employment is terminated by the Company without Cause, the termination shall take effect on the effective date of written notice of such termination to Executive.

     7. Termination by Employee.

          (a) Termination Upon Notice. Executive may, with or without reason, terminate Executive’s employment hereunder without Good Reason (as defined below) at any time by providing thirty (30) days written notice of such termination to the Company. A termination by Executive without Good Reason pursuant to this Section 7(a) shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of Section 6(a) shall apply.

          (b) Termination With Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason at any time by providing written notice of such termination to the Company stating the principal reasons therefore, which termination shall be effective upon delivery of such notice. Any such termination by Executive for Good Reason shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 6(b) shall apply.

          (c) Good Reason. For purposes of this Agreement, “Good Reason” shall include the following circumstances:

               (i) if the Company assigns duties to Executive that are materially inconsistent with, or constitute a material reduction of powers or functions associated with, Executive’s position, duties, or responsibilities with the

Company, or constitute a material adverse change in Executive’s titles, authority, or reporting responsibilities, or in the conditions of Executive’s employment; or

               (ii) if Executive’s salary is reduced; or

               (iii) if the Company fails to cause any successor to the Company to expressly assume and agree to be bound by the terms of this Agreement; or

               (iv) if the Company relieves Executive of his duties other than for Cause; or

               (v) if Executive is not promoted to the position of Chief Executive Officer as such time as the current holder of such position ceases to hold such position or if Executive is not promoted to the position of Chief Executive Officer on or prior to December 31, 2005 (such date or time being referred to herein as the “Transition Date”); or

               (vi) if Executive is not nominated or fails to be elected to the Board during the initial term or any extended term hereunder, except in case of his resignation or refusal to stand for reelection; or

               (vii) the Company’s material breach of this Agreement, which breach remains uncured for a period of 30 days following the delivery of written notice thereof by Executive.

     8. Additional Termination and Effect of Termination on Board Membership.

          (a) In addition to the provisions of Section 6 and Section 7, in the event the Sale Date does not occur by December 31, 2005, then the Company may terminate Executive’s employment with the Company hereunder by providing written notice of such termination to Executive within ninety (90) days after such date. In such event, the provisions of Section 5(b) shall apply as if Executive were then deceased.

          (b) Executive agrees that any termination of Executive’s employment hereunder by either Executive or the Company shall, unless otherwise agreed in writing by Executive and the Company (duly authorized by the Board), effect a resignation of Executive from the Board concurrent with the termination date.

     9. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

     10. Governing Law. This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Arizona, without regard to conflicts of laws principles thereof.

     11. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall he deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

     12. Modifications. This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto and, in the case of the Company, duly authorized by the Board.

     13. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     14. Arbitration. Any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Company and Executive. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in Phoenix, Arizona. The arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party.

     15. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

     16. Notices. All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by registered or certified mail, return receipt requested:

(a)	if to the Company:

Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, Arizona 85043
Attention: Secretary

(b)	if to Executive:

14201 South Presario Trail
Phoenix, Arizona 85048

Notice shall be effective when personally delivered, or five (5) business days after being so mailed.

     17. Board Approval. The Company represents and warrants to Executive that the Board has duly approved this Agreement, including without limitation the grant of the nonqualified stock options pursuant to Section 3(c) and has authorized the officer identified below to execute and deliver this Agreement on behalf of the Company.

     IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.

EXECUTIVE:

/s/ Robert W. Cunningham

Robert W. Cunningham

COMPANY:

SWIFT TRANSPORTATION CO., INC.

By	/s/ Jerry Moyes

Name:	Jerry Moyes

Title:	Chief Executive Officer